FOR IMMEDIATE RELEASE

RCS Capital Announces Launch of Research Division of its Alternative Investment Business

Todd D. Snyder and John F. Kearney Hired to Lead the New Division

New York, New York, March 10, 2014 — RCS Capital Corporation (NYSE: RCAP) (“RCAP”) announced today the hiring of due diligence and research professionals Todd D. Snyder and John F. Kearney, formerly of Snyder Kearney LLC, as part of a previously announced initiative to launch a new division of RCAP’s research platform, dedicated to alternative investment programs. The new division, SK Research, will provide focused intelligence and due diligence on non-traditional investment products.

Messrs. Snyder and Kearney are highly specialized providers of investment research, analysis and due diligence services in the non-traded investment sector. They have more than 40 years of collective expertise, having evaluated tens of billions of dollars-worth of investment programs, extending across a broad range of investment sectors including commercial real estate, oil and gas, managed futures, hedge funds, life settlements and business development companies.

William M. Kahane, CEO of RCAP commented, “Few possess the experience, insight and financial acumen of Todd, John and their team in the alternative investment channel. Attracting them to join RCAP represents an important next step in our previously announced plan to build a market leading, institutional quality research platform. We intend to leverage their knowledge and skill set to help further develop and improve our alternative investment platform, strengthening as well as expanding our capabilities and market presence.”

Nicholas S. Schorsch, Executive Chairman of RCAP, added, “We welcome this as a new beginning for developing the research arm of our business. Todd Snyder and John Kearney are two of the most trusted, respected and well-established names in the due diligence business. We believe them to be the gold standard in that arena. We couldn’t be more excited about working with them and their colleagues. With these new additions, we expect to become much better positioned to evaluate the alternative investment landscape. More importantly, these additions are intended to elevate RCAP’s entire financial services mosaic by augmenting our back office and investment management capabilities and enhancing the training, education and practice management tools available to our retail advice platform. We believe this will be to the benefit of both RCAP stockholders and the broader community of mass affluent investors who rely on our financial advisors and our investment programs.”

Todd Snyder noted, “We have a deep respect for what Nick, Bill and the rest of their team have built here at RCAP in just a short time. We welcome the opportunity to add value by developing an institutional quality research group within such a dynamic and growing organization.”

John Kearney added, “We are thrilled to be joining RCAP. Todd and I believe RCAP’s senior management is at the forefront of driving positive change in the industry. We look forward to working together to help bring increased transparency to all of the company’s practices and programs, which has always been a core tenant of RCAP’s ‘Best Practice’ standards. Moreover, we are confident in our ability to help advance management’s plans to develop better training and education initiatives which help both advisors and investors understand and benefit from the programs distributed under the RCAP banner.”

About RCAP

RCAP is a publicly traded Delaware holding company listed on the New York Stock Exchange formed to operate and grow businesses focused on the financial services industry. RCAP holds a direct economic interest in Realty Capital Securities, LLC, a FINRA-registered wholesale broker-dealer and an investment banking and capital markets business, American National Stock Transfer, LLC, an SEC-registered transfer agent, and RCS Advisory Services, LLC, a transaction management services business. Additional information about RCAP can be found on its website at www.rcscapital.com. RCAP may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Important Notice

The statements in this press release include statements regarding the intent, belief or current expectations of RCAP and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “strives,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of RCAP’s prospectus. Further, forward-looking statements speak only as of the date they are made, and RCAP undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Anthony J. DeFazio	Brian D. Jones, CFO
DDCworks	RCS Capital Corporation
tdefazio@ddcworks.com	bjones@rcscapital.com
Ph: 484-342-3600	Ph: 866-904-2988